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                                                  EXHIBIT 10.P

                        EXECUTIVE SEVERANCE AGREEMENT


          This AGREEMENT ("Agreement") dated January 18, 1995, by and between Wyman-Gordon Company, a Massachusetts corporation (the "Company"), and Andrew C. Genor (the "Executive").

                             W I T N E S S E T H

          WHEREAS, the Company desires to have the services of the Executive as its Vice President, Chief Financial Officer and
Treasurer; and

          WHEREAS, the Executive is willing to serve the Company as its Vice President, Chief Financial Officer and Treasurer, but desires assurance that he will not be materially disadvantaged by a change in control of the Company;

          NOW, THEREFORE, in consideration of the Executive's service to the Company and the mutual agreements herein contained, the Company and the Executive hereby agree, as follows:

                                  ARTICLE I
                           ELIGIBILITY FOR BENEFITS

          Section 1.1 Qualifying Termination. The Company shall not be required to provide any benefits to the Executive pursuant to this Agreement unless a Qualifying Termination occurs before the Agreement expires in accordance with Section 6.1 hereof. For purposes of this Agreement, a Qualifying Termination shall occur only if

          (a)  a Change in Control occurs, and

          (b)  within three years after the Change in Control,
               (i) The Company terminates the Executive's employment other than for Cause; or

               (ii) the Executive terminates his employment with the Company for Good Reason;

provided, that a Qualifying Termination shall not occur if the Executive's employment with the Company terminates by reason of the Executive's Disability, death, or retirement. For the purposes hereof "retirement" shall mean any termination of employment which occurs at or after age 65.

          Section 1.2 Change in Control. Except as provided a below, a Change in Control shall be deemed to occur when and only when the first of the following events occurs:

          (a) the acquisition (including by purchase, exchange, merger or other business combination, or any combination of the foregoing) by any individuals, firms, corporations or other entities, other than a Major Stockholder on the

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          date of this Agreement, acting in concert ("Person"),
          together with all Affiliates and Associates of such Person, of beneficial ownership of securities of the Company representing 20 percent or more of the combined voting power of the Company's then outstanding voting securities; or

          (b) members of the Incumbent Board cease to constitute a majority of the Board of Directors.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to paragraph (a), above, (i) solely because 20 percent or more of the combined voting power of the Company's outstanding securities is acquired by one or more employee benefit plans maintained by the Company, or (ii) if the Executive is included among the individuals, firms, corporations or other entities that, acting in concert, acquire the Company's securities. For purposes of this Section 1.2, the terms "Affiliates" and "Associates shall have the meanings set forth in Rule 12b-2 of the General Rules and Regulations promulgated under the Securities Exchange Act of 1934 (the Exchange Act"); the terms "beneficial ownership" and "beneficially owned" shall have the meaning set forth in section 13(d) of the Exchange Act, as amended, and in Rule 13d-3 promulgated thereunder, the term "Major Stockholder" shall mean all shares beneficially owned by the Fuller Foundation, the Stoddard Charitable Trust, and descendants of Harry
G. Stoddard and their spouses; the term "Board of Directors" shall mean the Board of Directors of the Company and the term "Incumbent Board" shall mean (i) the members of the Board of Directors on the date hereof, to the extent that they continue to serve as members of the Board of Directors, and (ii) any individual who becomes a member of the Board of Directors after the date hereof, if his election or nomination for election as a director was approved by a vote of at least three quarters of the then Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors.

     Section 1.3. Termination for Cause. The Company shall have Cause to terminate the Executive's employment with the Company for purposes of Section 1.1 hereof only if the Executive (a) engages in unlawful acts intended to result in the substantial personal enrichment of the Executive at the Company's expense or (b) engages (except (i) by reason of incapacity due to illness or injury or (ii) in connection with an actual or anticipated termination of employment by the Executive for Good Reason) in a material violation of his responsibilities to the Company that results in a material injury to the Company.

          Section 1.4 Termination for Good Reason. The Executive shall have a Good Reason for terminating employment with the Company only if one or more of the following occurs after a Change in Control:


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          (a) a change in the Executive's status or position
          (including for this purpose a change in the principal place of the Executive's employment on a basis that does not conform with the Company's present policies for executive relocation, but excluding required travel on the Company's business to an extent substantially consistent with the Executive's present business travel obligations) with the Company that, in the Executive's reasonable judgment, represents an adverse change from the Executive's status or position in effect immediately before the Change in Control;

          (b) the assignment to the Executive of any duties or responsibilities that, in the Executive's reasonable judgment, are inconsistent with the Executive's status or position in effect immediately before the Change in Control;

          (c) layoff or involuntary termination of the Executive's employment, except in connection with the termination of the Executive's employment for Cause or as a result of the Executive's Disability, death or retirement;

          (d) a reduction by the Company in the Executive's total compensation as in effect at the time of the Change in Control (which shall be deemed, for this purpose, to be equal to his base salary plus the most recent award that he has earned under the Company's Incentive Compensation Plan, as amended from time to time, or any successor thereto (the "ICP")) or as the same may be increased from time to time;

          (e) the failure by the Company to continue in effect any Plan in which the Executive is participating at the time of the Change in Control (or plans or arrangements providing the Executive with substantially equivalent benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the Change in Control;

          (f) any action or inaction by the Company that would adversely affect the Executive's continued participation in any Plan on at least as favorable a basis as was the case at the time of the Change in Control, or that would materially reduce the Executive's benefits in the future under the Plan or deprive him of any material benefits that he enjoyed at the time of the Change in Control, except to the extent that such action or inaction by the Company is required by the terms of the Plan as in effect immediately before the Change in Control, or is necessary to comply with applicable law or to preserve the qualification of the Plan under section 401(a) of the Internal Revenue Code, and except to the extent that the Company provides the Executive with substantially equivalent benefits;



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     (g)  the Company's failure to obtain the express assumption of this Agreement by any successor to the Company as provided by
     Section 6.3 hereof;

     (h)  any material violation by the Company of any agreement
     (including this Agreement) between it and the Executive; or

     (i) the failure by the Company, without the Executive's consent, to pay to him any portion of his current compensation, or to pay to the Executive any portion of any deferred compensation, within 30 days of the date the Executive notifies the Company that any such compensation payment is past due.

Notwithstanding the foregoing, no action by the Company shall give rise to a Good Reason if it results from the Executive's termination for Cause, death or retirement, and no action by the Company specified in paragraphs (a) through (d) of the preceding sentence shall give rise to a Good Reason if it results from the Executive's Disability. A Good Reason shall not be deemed to be waived by reason of the Executive's continued employment as long as the termination of the Executive's employment occurs within the time prescribed by Section 1.1(b) hereof. For purposes of this
Section 1.4, "Plan" means any compensation plan, such as an incentive or stock option plan, or any employee benefit plan, such as a thrift, pension, profit-sharing, stock bonus, long-term performance award, medical, disability, accident, or life insurance plan, or any other plan, program or policy of the Company that is intended to benefit employees.

          Section 1.5 Disability. For purposes of this Agreement, "Disability" shall mean illness or injury that prevents the Executive from performing his duties (as they existed immediately before the illness or injury) on a full-time basis for six consecutive months.

          Section 1.6 Notice. If a Change in Control occurs, the Company shall notify the Executive of the occurrence of the Change in Control within two weeks after the Change in Control.

                                  ARTICLE II
                   BENEFITS AFTER A QUALIFYING TERMINATION

          Section 2.1 Basic Severance Payment. If the Executive incurs a Qualifying Termination following a Change in Control that occurs on or before termination of this Agreement as provided in
Section 6.1 hereof, the Company shall pay within 30 days after the date of the Qualifying Termination to the Executive a single lump sum cash amount equal to his Total Annual Compensation multiplied by the lesser of (a) 2.50 or (b) .0833 multiplied by the number of full months remaining between termination and his attaining age 65. "Total Annual Compensation" shall mean the sum of annual base salary in effect immediately preceding termination or the Change of Control, whichever is higher, and annual incentive compensation earned under the "ICP" (annualized in the case of less than a full year's service) in the last full fiscal year immediately preceding termination or the Change of Control, whichever is higher.

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     Section 2.2  Insurance.  If the Executive incurs a Qualifying
Termination following a Change in Control that occurs on or before termination of this Agreement as provided in Section 6.1 hereof, the Company shall provide the Executive, at the Company's expense, for a period beginning on the date of the Qualifying Termination, the same medical, accident, disability, life and any other insurance coverage as was provided to him by the Company immediately before the Change in Control (or, if greater, as in effect immediately before the Qualifying Termination occurs); such coverage shall end upon the earlier of (a) the expiration of 24 months after the Qualifying Termination or (b) with respect to each coverage, the date on which the Executive first becomes eligible for insurance coverage of a similar nature provided by a firm that employs his following the Qualifying Termination.

          Section 2.3 Executive Long-Term Incentive Program. If the Executive incurs a Qualifying Termination following a Change in Control that occurs on or before termination of this Agreement as provided in Section 6.1 hereof, all of the options to purchase common stock of the Company (and the alternative common stock appreciation rights) granted to the Executive prior to termination of this Agreement as provided in Section 6.1 hereof, under the Executive Long-Term Incentive Program shall become exercisable in accordance with the terms set forth in the applicable Certificate of Grant except that such options (and the alternative common stock appreciation rights) shall be exercised within three years after the Qualifying Termination.

          Section 2.4  Nonduplication.   Nothing in this Agreement
shall require the Company to make any payment or to provide any benefit or service credit that the Company is otherwise required to provide under any other contract, agreement, policy, plan, or arrangement.

                                 ARTICLE III
                          EFFECT OF SEVERANCE POLICY

          Section 3.1  Effect on Severance Policy.  If the
Executive becomes entitled to receive benefits hereunder, the Executive shall not be entitled to any benefits under any other
Company severance policy.

                                  ARTICLE IV
                                 TAX MATTERS

          Section 4.1 Withholding. The Company may withhold from any amount payable to the Executive hereunder all federal, state or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

          Section 4.2 Certain Additional Payments by the Company. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive that is considered paid or payable or distributed or distributable in connection with a Change in Control (a "Payment"), would be subject

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to the excise tax imposed by Section 4999 of the Internal Revenue
Code of 1986, as amended (the "Code") or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, being collectively the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes on the Gross-Up Payment (including, without limitation, any income taxes and Excise Tax imposed upon the Gross-Up Payment and any interest or penalties imposed with respect to such taxes), the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments (as determined without regard to the Gross-Up Payment). All determinations required to be made under this Section 4.2, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized independent accounting firm selected by the Company (the "Accounting Firm") which shall provide detailed supporting calculations to the Company and the Executive within 30 business days following the date of the Qualifying Termination, if applicable, or such earlier time as the Company may request. All fees and expenses of the Accounting Firm shall borne by the Company. The Gross-Up Payment; if any, as determined pursuant to this Section 4.2, shall be paid to the Executive within ten days following receipt by the Company of the Accounting Firm's determination. The Accounting Firm shall either make the determination that a Payment is subject to the Excise Tax or it shall furnish the Executive with an opinion that failure to report the Excise Tax on the Executive's applicable Federal income tax return would not result in the imposition of a negligence or similar penalty, and, in the latter case (subject to the last sentence of this paragraph), no Gross-Up Payment shall be required. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the applicable of Section 4999 of the Code, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an "Underpayment") or that Gross-Up Payments which have been made by the Company should not have been made (an "Overpayment") or that Gross-Up Payments which have been made by the Company should not have been made (an "Overpayment"), consistent with the calculations required to be made hereunder.
The Accounting firm shall determine the amount of any Underpayment or Overpayment that has occurred and (i) an amount equal to any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive and (ii) any amount refunded to the Executive as a result of such Overpayment shall be promptly paid by the Executive to the Company in an amount which will result in the Executive being made whole on an after-tax basis.

                                  ARTICLE V
                              COLLATERAL MATTERS

          Section 5.1  Nature of Payments.  All payments to the
Executive under this Agreement shall be considered either payments in consideration of his continued service to the Company or severance payments in consideration of his past services thereto.



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          Section 5.2  Legal Expenses.  The Company shall pay all
legal fees and expenses that the Executive may incur as a result of the Company's contesting the validity, the enforceability or the Executive's interpretation of, or determinations under, this Agreement.

          Section 5.3 Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement either by seeking other employment or otherwise. The amount of any payment provided for herein shall not be reduced by any remuneration that the Executive may earn from employment with another employer or otherwise following his Qualifying Termination.

          Section 5.4 Authority. The execution of this Agreement has been authorized by the Board of Directors of the Company.

                                  ARTICLE VI
                              GENERAL PROVISIONS

          Section 6.1 Term of Agreement. This Agreement shall be come effective on the date hereof and shall continue in effect until the earliest of (a) December 31, 1996 if no Change in Control has occurred before that date; provided, however, that commencing on January 1, 1997 and each January 1 thereafter, the term of this Agreement shall automatically be extended for an additional year unless, not later than January 30 of the same year, the Company shall have given notice that it does not wish to extend this Agreement; (b) the termination of the Executive's employment with the Company for any reason prior to a Change in Control; (c) the Company's termination of the Executive's employment for Cause, or the Executive's resignation for other than Good Reason, following a Change in Control and the Company's and the Executive's fulfillment of all of their obligations hereunder; and (d) the expiration following a Change in Control of three years and the fulfillment by the Company and the Executive of all of their obligations hereunder. Furthermore, nothing in this Article VI shall cause this Agreement to terminate before both the Company and the Executive have fulfilled all of their obligations hereunder.

          Section 6.2  Governing Law.  Except as otherwise
expressly provided herein, this Agreement and the rights and obligations hereunder shall be construed and enforced in accordance with the laws of The Commonwealth of Massachusetts.

          Section 6.3 Successor to the Company. This Agreement shall inure to the benefit of and shall be binding upon and enforceable by the Company and any successor thereto, including, without limitation, any corporation or corporations acquiring directly or indirectly all or substantially all of the business or assets of the Company, whether by merger, consolidation, sale or otherwise, but shall not otherwise be assignable by the Company. Without limitations of the foregoing sentence, the Company shall require any successor (whether direct or indirect, by merger, consolidation, sale or otherwise) to all of substantially all of the business or assets of the Company, by agreement in form satisfactory to the Executive, expressly, absolutely and

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unconditionally to assume and to agree to perform this Agreement in the same manner and to the same extent as the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as heretofore defined and any successor to all or substantially all of its business or assets that executes and delivers the agreement provided for in this Section 6.3 or that becomes bound by this Agreement either pursuant to this Agreement or by operation of law.

          Section 6.4 Successor to the Executive. This Agreement shall inure to the benefit of and shall be binding upon and enforceable by the Executive and his personal and legal representatives, executors, administrators, heirs, distributees, legatees and, subject to the Section 6.6 hereof, his designees ("Successors"). If the Executive should die while amounts are or may be payable to him under this Agreement, references hereunder to the "Executive" shall, where appropriate, be deemed to refer to this Successors; provided that nothing in this Section 6.5 shall supersede the terms of any plan or arrangement (other than this Agreement) that is affected by this Agreement.

          Section 6.5 Nonalienability. No right of or amount payable to the Executive under this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, hypothecation, encumbrance, charge, execution, attachment, levy or similar process or to setoff against any obligations or to assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall be void. However, this Section 6.6 shall not prohibit the Executive from designating one or more persons, on a form satisfactory to the Company, to receive amounts payable to him under this Agreement in the event that he should die before receiving them.

          Section 6.6 Notices. All notices provided for in this Agreement shall be in writing. Notices to the Company shall be deemed given when personally delivered or sent by certified or registered mail or overnight delivery services to Wyman-Gordon Company, 244 Worcester Street, No. Grafton, Massachusetts 01613,
Attention: Company Clerk. Notices to the Executive shall be deemed given when personally delivered or sent by certified or registered mail or overnight delivery service to the last address for the Executive shown on the records of the Company. Either the Company or the Executive may, be notice to the other, designate an address other than the foregoing for the receipt of subsequent notices.

     Section 6.7 Amendment. No amendment to this Agreement shall be effective unless in writing and signed by both the Company and the Executive.

     Section 6.8 Waivers. No waiver of any provision of this Agreement shall be valid unless approved in writing by the party giving such waiver. No waiver of a breach under any provision of this Agreement shall be deemed to be a waiver of such provision or any other provision of this Agreement or any subsequent breach. No failure on the part of either the Company or the Executive to

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exercise, and no delay in exercising, any right or remedy conferred by law or this Agreement shall operate as waiver of such right or remedy, and no exercise or waiver, in whole or in part, or any right or remedy conferred by law or herein shall operate as a waiver of any other right or remedy.

          Section 6.9. Severability. If any provision of this Agreement shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall not affect any other provision of this Agreement or part thereof, each of which shall remain in full force and effect.

          Section 6.10. Captions. The captions to the respective articles and sections of this Agreement are intended for convenience of reference only and have no substantive significance.

          Section 6.11.  Counterparts.  This Agreement may be
executed in a number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute a single instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


ATTEST:                              WYMAN-GORDON COMPANY


/s/ WALLACE F. WHITNEY, JR.               By:  /s/ DAVID P. GRUBER
Wallace F. Whitney, Jr.                  David P. Gruber, President
                                         and Chief Executive Officer


ATTEST:


/s/ WALLACE F. WHITNEY, JR.               /s/ ANDREW C. GENOR
Wallace F. Whitney, Jr.                   Andrew C. Genor




















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